Exhibit 10.9
COMSCORE, INC.
Performance Restricted Stock Units Award Agreement
This PERFORMANCE RESTRICTED STOCK UNITS AWARD AGREEMENT (this “Agreement”) is made as of June 16, 2026 (the “Date of Grant”), by and between comScore, Inc., a Delaware corporation (the “Company”), and Matthew McLaughlin (the “Grantee”).
1.Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the comScore, Inc. 2018 Equity and Incentive Compensation Plan, as amended and restated (the “Plan”).
2.Grant of PRSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, pursuant to authorization under a resolution of the Committee, the Company has granted to the Grantee as of the Date of Grant 400,000 performance-based Restricted Stock Units (“PRSUs”), which shall constitute an award of Performance Shares under the Plan. Subject to the degree of attainment of the performance goals established for these PRSUs as set forth in Sections 5(a) and 5(b), the Grantee may earn up to a maximum of 100% of the PRSUs. Each earned PRSU shall then represent the right of the Grantee to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement.
3.Payment of PRSUs. The PRSUs will become payable in accordance with the provisions of Section 6 of this Agreement if the Restriction Period lapses and Grantee’s right to receive payment for the PRSUs becomes nonforfeitable (“Vest,” “Vesting” or “Vested”) in accordance with Section 5 of this Agreement.
4.Restrictions on Transfer of PRSUs. Subject to Section 15 of the Plan, neither the PRSUs evidenced hereby nor any interest therein or in the shares of Common Stock underlying such PRSUs shall be transferable prior to payment to the Grantee pursuant to Section 6 hereof other than by will or pursuant to the laws of descent and distribution.
5.Earning and Vesting of PRSUs.
(a)Performance Period. Subject to the terms and conditions of this Agreement, a number of PRSUs determined in accordance with Section 5(b) shall Vest on the third anniversary of the Grantee’s employment start date, May 28, 2026 (the “Start Date”), or on an earlier Change in Control (such date, the “Vesting Date”) to the extent that the Stock-Price Hurdle (as defined below) is achieved during the period beginning on the Start Date and ending on the Vesting Date (the “Performance Period”), and subject to the Grantee’s continuous employment with the Company or a Subsidiary through the Vesting Date. For purposes of this Agreement, “continuous employment” (or substantially similar terms) means the absence of any interruption or termination of the Grantee’s service as an Employee of the Company or a Subsidiary. Continuous employment shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries.

(b)Performance Goals. A number of PRSUs will be earned based on achievement of the stock-price hurdles set forth below (each, a “Stock-Price Hurdle”) during the Performance Period as follows:

Floor Price	Stock-Price Hurdle	Percentage of PRSUs That Vest	Number of PRSUs That Vest
$8.25	$14.50	37.5%	150,000
$14.50	$18.85	37.5%	150,000
$18.85	$22.50	25.0%	100,000
Following the Vesting Date, the Committee shall determine whether and to what extent the Stock-Price Hurdle goals have been satisfied during the Performance Period and shall determine the number of PRSUs that shall become Vested under this Agreement. A Stock-Price Hurdle shall be considered achieved on the date that the 20-day trailing average closing price of a share of Common Stock has equaled or exceeded the applicable Stock-Price Hurdle for 20 consecutive trading days that fall within the Performance Period.
(c)Change in Control. Notwithstanding Sections 5(a) or 5(b), if at any time before the PRSUs have become fully Vested or forfeited, a Change in Control occurs, then on the date of such Change in Control, the PRSUs shall become Vested (to the extent they have not already become Vested) by applying the per-share price paid for a share of Common Stock in connection with the Change in Control for purposes of determining attainment of the Stock-Price Hurdle goals described in Section 5(b), with linear interpolation for any per-share price that falls between the Floor Prices and Stock-Price Hurdle goals above. Any PRSUs that do not become Vested as of such time shall be immediately forfeited.
(d)Certain Terminations of Employment.
(i)Notwithstanding Section 5(a), upon the termination of the Grantee’s employment with the Company at any time before the PRSUs have become fully Vested or forfeited (A) by the Company without Cause (as defined in the Grantee’s Change of Control and Severance Agreements with the Company (collectively, the “Severance Agreement”)), or (B) by the Grantee for Good Reason (as defined in the Severance Agreement), the PRSUs shall become Vested (to the extent they have not already become Vested) based on achievement, if any, of the Stock-Price Hurdle goals beginning on the Start Date and ending on the date of such termination, with linear interpolation for any achievement that falls between the Floor Prices and Stock-Price Hurdle goals above, subject to the Grantee’s timely entry into (and non-revocation in any time provided by the Company to do so of) a general release of claims in a form acceptable to the Company. For this purpose, “achievement” will be based on the highest 20-day trailing average closing price achieved for 20 consecutive trading days during the period beginning on the Start Date and ending on the date of termination. Any PRSUs that do not become Vested as of the termination date shall be immediately forfeited.
(ii)Notwithstanding Section 5(a), upon the termination of the Grantee’s employment with the Company at any time before the PRSUs have become fully Vested or forfeited (A) due to the Grantee’s voluntary resignation from employment (other than for Good Reason) or (B) as a result of the Grantee’s death or Disability (as defined in the Severance Agreement), the PRSUs shall become Vested (to the extent they have not already become Vested) based on actual achievement, if any, of the Stock-Price Hurdle goals through the date of such termination, without interpolation. Any PRSUs that do not become Vested as of the termination date shall be immediately forfeited.
(e)Forfeiture. Any PRSUs that have not Vested or been forfeited pursuant to Section 5 as of the end of the day on May 28, 2029 will be forfeited automatically and without further notice immediately after the end of such day (or earlier, with respect to all PRSUs covered under this Agreement that have not become Vested as set forth above, if, and on such date that, the Grantee ceases to be in continuous employment with the Company or a Subsidiary prior to May 28, 2029).
6.Form and Time of Payment of PRSUs.
(a)Payment for the PRSUs, after and to the extent they have become nonforfeitable (“Vested PRSUs”), shall be made in the form of Common Stock. To the extent the PRSUs are Vested PRSUs on the dates set forth in clauses (i) and (ii) below and to the extent such Vested PRSUs have not previously been settled, the PRSUs will become payable upon the earlier to occur of the following:
(i)The Grantee’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code; or
(ii)The occurrence of a Change in Control, so long as such Change in Control qualifies as a “change in control event” within the meaning of Section 409A(a)(2)(A)(v) of the Code.
Subject to Section 6(b) below, the date of settlement of the Vested PRSUs that become payable pursuant to this Section 6(a) shall be (A) as soon as administratively practicable following (but no later than 30 days following) the date of the Grantee’s separation from service, if the Vested PRSUs become payable pursuant to clause (i) above, or (B) the date of the occurrence of the Change in Control, if the Vested PRSUs become payable pursuant to clause (ii) above.
(b)If the PRSUs become payable on the Grantee’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Grantee is a “specified employee” as determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code, then, to the extent necessary to comply with Section 409A of the Code, payment for the PRSUs shall be made on the first payroll date that occurs on or after the date six months and one day following the date of the Grantee’s “separation from service.” Notwithstanding the foregoing, if the Grantee dies following the Grantee’s “separation from service,” but before the six-month anniversary of the “separation from service,” then any payment delayed in accordance with this Section 6(b) will be payable as soon as administratively practicable after the date of the Grantee’s death.
(c)The Company’s obligations to the Grantee with respect to the PRSUs will be satisfied in full upon the issuance or transfer of Common Stock corresponding to any such earned PRSUs.
7.Dividend Equivalents; Voting and Other Rights.
(a)The Grantee shall have no rights of ownership in the Common Stock underlying the PRSUs and no right to vote the Common Stock underlying the PRSUs until the date on which the Common Stock underlying the PRSUs is issued or transferred to the Grantee pursuant to Section 6 above.
(b)From and after the Date of Grant and until the earlier of (i) the time when the PRSUs Vest and are paid in accordance with Section 6 hereof or (ii) the time when the Grantee’s right to receive Common Stock in payment of the PRSUs is forfeited in accordance with Section 5 hereof, on the date that the Company pays a cash dividend (if any) to holders of Common Stock generally, the Grantee shall be credited with cash per PRSU equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including Vesting, payment and forfeitability) as apply to the PRSUs based on which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the PRSUs to which they relate are settled.
(c)The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Common Stock in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.
8.Adjustments. The PRSUs and the number of shares of Common Stock issuable for each PRSU and the other terms and conditions of the grant evidenced by this Agreement are subject to mandatory adjustment, including as provided in Section 11 of the Plan.
9.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the delivery to the Grantee of Common Stock or any other payment to the Grantee or any other payment or vesting event under this Agreement, the Grantee agrees that the Grantee will satisfy such requirement in a manner determined by the Committee prior to any payment to the Grantee, including but not limited to a “sell to cover” transaction through a bank or broker. It shall be a condition to the obligation of the Company to make any such delivery or payment that the Grantee has satisfied such requirement in the form or manner specified by the Company. In no event will the market value of the Common Stock to be withheld, sold and/or delivered pursuant to this Section 9 to satisfy applicable withholding taxes exceed the maximum amount of taxes or other amounts that could be required to be withheld without creating adverse accounting treatment for the Company with respect to the award of PRSUs covered by this Agreement, as determined by the Committee.
10.Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
11.Compliance with or Exemption from Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee). Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.
12.Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
13.No Right to Future Awards or Employment. The grant of the PRSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and does not constitute a commitment to make any future awards. The grant of the PRSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon the Grantee any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.
14.Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.
15.Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the grant of the PRSUs; provided, however, that the terms of this Agreement shall not modify the application of the Severance Agreement to the Grantee’s other awards under the Plan. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto, and the Committee has the right to amend, alter, suspend, discontinue or cancel the PRSUs, prospectively or retroactively; provided, however, that (a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
16.Severability and Waiver. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such right continues.
17.Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.
18.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the PRSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.
19.Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

20.Successors and Assigns. Without limiting Section 4 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.
21.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of the Agreement by facsimile or in electronic format shall be effective as delivery of a manually executed counterpart of the Agreement.
22.Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.
23.Company Recoupment of Awards. Notwithstanding anything in this Agreement to the contrary, the Grantee acknowledges and agrees that this Agreement and the award described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time, including any clawback policy adopted specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded).
IN ORDER TO RECEIVE THE BENEFITS OF THIS AGREEMENT, AND FOR THE AWARD TO BE EFFECTIVE, GRANTEE MUST ACCEPT THE AWARD IN THE COMPANY’S ONLINE EQUITY ADMINISTRATION SYSTEM. IF GRANTEE FAILS TO SATISFY THE ACCEPTANCE REQUIREMENT WITHIN 90 DAYS AFTER THE DATE OF GRANT, THEN (1) THIS AGREEMENT WILL BE OF NO FORCE OR EFFECT AND THE AWARD GRANTED HEREIN WILL BE AUTOMATICALLY FORFEITED TO THE COMPANY WITHOUT CONSIDERATION, AND (2) NEITHER GRANTEE NOR THE COMPANY WILL HAVE ANY FUTURE RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by an officer thereunto duly authorized, and the Grantee has executed this Agreement, effective for all purposes as provided above.
    COMSCORE, INC.

    By:
    Name: Sara Dunn
    Title: Chief People Officer

    GRANTEE

    Name: Matthew McLaughlin
SIGNATURE PAGE TO
PERFORMANCE RESTRICTED STOCK UNITS AWARD AGREEMENT